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                                                                     EXHIBIT 5.1


                         [CENTEX CORPORATION LETTERHEAD]

                                January 31, 2001

Centex Corporation
2728 North Harwood
Dallas, Texas  75201

Ladies and Gentlemen:

         I am Executive Vice President, Chief Legal Officer and Secretary of Centex Corporation, a Nevada corporation (the "Company"), and have acted as counsel for the Company and the other Registrants (as defined below) in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company, 3333 Holding Corporation, a Nevada corporation ("Holding"), and Centex Development Company, L.P., a Delaware limited partnership ("CDC", and together with the Company and Holding, the "Registrants"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed sale from time to time by certain selling stockholders of up to 829,860 shares of common stock, par value $.25 per share, of the Company, certificates for which also represent, as described in the Registration Statement, (i) a beneficial interest in common stock of Holding and warrants to purchase Class B Units of limited partnership interest in CDC and (ii) preferred share purchase rights (collectively, the "Securities").

         In furnishing this opinion, I or members of my staff have examined and relied upon copies of the Restated Articles of Incorporation and By-laws of the Company, as amended to date, corporate or partnership records of the Company and the other Registrants, including minute books of the Company, certificates of public officials and of representatives of the Company and the other Registrants, statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed. In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me, and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

         1. The Company is a corporation validly existing in good standing under the laws of the State of Nevada.

         2. The Securities are duly authorized, validly issued, fully paid and non-assessable.

         The opinions set forth above are limited to the laws of the State of Texas, the State of Delaware, the State of Nevada and the United States of America. At your request, this opinion is being furnished to you for filing as
Exhibit 5.1 to the Registration Statement. Additionally, I hereby consent to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                /s/ Raymond G. Smerge

                                Raymond G. Smerge
                                Executive Vice President,
                                Chief Legal Officer and Secretary


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